Exhibit 99.1

FOR IMMEDIATE RELEASE

Thursday, May 14, 2009

SMTC Reports First Quarter Results

TORONTO – May 14, 2009 — SMTC Corporation (Nasdaq: SMTX, TSE: SMX), a global electronics manufacturing services provider, today reported 2009 first quarter results. Financial performance in the quarter was heavily impacted by the global recession. Revenue in the quarter at $48.5 million was $12.6 million lower than the preceding quarter and $6.6 million below the first quarter of 2008. The net loss for the quarter of $2.5 million compares with a net loss of $0.1 million in the fourth quarter of 2008 and net income of $0.4 million for the comparable period last year. To significantly lower ongoing costs and reduce manufacturing capacity in higher cost regions, the Company undertook several restructuring initiatives including staff reductions, the announced closure of the Enclosures Systems Division Boston facility and other cost containment measures. This resulted in a $1.0 million restructuring charge in the quarter. Excluding the loss arising from overcapacity in the Enclosures Systems division and the restructuring charge, the Company would have recorded a modest profit in the quarter.

“Virtually all our customers were affected by the global recession as end market demand and inventory reductions impacted their first quarter production requirements. Faced with overcapacity and in anticipation of further deterioration in customer demand for the second quarter, we undertook action to significantly reduce our cost structure, eliminate excess capacity and shift production to lower cost geographies. We also significantly reduced inventory levels in the quarter,” stated John Caldwell, President and Chief Executive Officer.

“While we are encouraged by newer customer plans to ramp production in the second half of the year, given the uncertainty in the current recessionary environment, we intend to prudently manage our costs while pursuing full capability to serve our customers, reduce working capital and further lower our debt through the balance of the year,” stated Mr. Caldwell.

About SMTC Corporation: SMTC Corporation, founded in 1985, is a mid-size provider of end-to-end electronics manufacturing services (EMS) including PCBA production, systems integration and comprehensive testing services, enclosure fabrication, as well as product design, sustaining engineering and supply chain management services. SMTC facilities span a broad footprint in the United States, Canada, Mexico, and China, with more than 1000 full time employees. SMTC services extend over the entire electronic product life cycle from the development and introduction of new products through to the growth, maturity and end-of-life phases. SMTC offers fully integrated contract manufacturing services with a distinctive approach to global original equipment manufacturers (OEMs) and emerging technology companies primarily within industrial, computing and communication market segments.

SMTC is a public company incorporated in Delaware with its shares traded on the Nasdaq National Market System under the symbol SMTX and on the Toronto Stock Exchange under the symbol SMX. For further information on SMTC Corporation, please visit our website at www.smtc.com (http://www.smtc.com/)

Note for Investors: The statements contained in this release that are not purely historical are forward-looking statements which involve risk and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. These statements may be identified by their use of forward-looking terminology such as “believes”, “expect”, “may”, “should”, “would”, “will”, “intends”, “plans”, “estimates”, “anticipates” and similar words, and include, but are not limited to, statements regarding the expectations, intentions or strategies of SMTC Corporation. For these statements, we claim the protection of the safe harbor for forward-looking statements provisions contained in the Private Securities Litigation Reform Act of 1995. Risks and uncertainties that may cause future results to differ from forward-looking statements include the challenges of managing quickly expanding operations and integrating acquired companies, fluctuations in demand for customers’ products and changes in customers’ product sources, competition in the EMS industry, component shortages, and others discussed in the Company’s most recent filings with securities regulators in the United States and Canada. The forward-looking statements contained in this release are made as of the date hereof and the Company assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ materially from those projected in the forward-looking statements.

For further information:

Jane Todd,

Senior Vice President, Finance and Chief Financial Officer,

(905) 413-1300,

Email: jane.todd@smtc.

Consolidated Statements of Operations and Comprehensive Income

(Unaudited)

	Three months ended
(Expressed in thousands of U.S. dollars, except number of shares and per share amounts)	April 5, 2009	March 30, 2008

Revenue	$48,462	$55,140
Cost of sales	45,628	50,739

Gross profit	2,834	4,401
Selling, general and administrative expenses	3,857	3,189
Restructuring charges	974	(225)
Operating earnings (loss)	(1,997)	1,437
Interest expense	327	913

Earnings (loss) before income taxes	(2,324)	524
Income tax expense	164	103

Net earnings (loss), also being comprehensive income (loss)	$(2,488)	$421

Basic (loss) earnings per share	$(0.17)	$0.03
Diluted (loss) earnings per share	$(0.17)	$0.03
Weighted average number of shares outstanding
Basic	14,646,333	14,646,333
Diluted	14,646,333	14,662,931

Consolidated Balance Sheets as of

(Unaudited)

(Expressed in thousands of U.S. dollars)	April 5, 2009	January 4, 2009

Assets

Current assets:
Cash	$445	$2,623
Accounts receivable – net	27,886	28,648
Inventories	30,283	36,823
Prepaid expenses	1,568	1,203

	60,182	69,297

Property, plant and equipment	16,180	16,743
Deferred financing fees	873	786
Deferred income taxes	344	479

	$77,579	$87,305

Liabilities and Shareholders' Equity

Current liabilities:
Accounts payable	$32,116	$37,209
Accrued liabilities	5,382	6,909
Income taxes payable	487	504
Current portion of long-term debt	3,712	2,738
Current portion of capital lease obligations	1,048	1,101

	42,745	48,461

Long-term debt	14,663	15,943
Capital lease obligations	1,256	1,587

Shareholders’ equity:
Capital stock	7,419	7,456
Warrants	—	10,372
Additional paid-in capital	252,536	249,655
Deficit	(241,040)	(246,169)

	18,915	21,314

	$77,579	$87,305

Consolidated Statements of Cash Flows

(Unaudited)

	Three months ended
(Expressed in thousands of U.S. dollars)	April 5, 2009	March 30, 2008

Cash provided by (used in):

Operations:
Net earnings (loss)	$(2,488)	$421

Items not involving cash:
Depreciation	717	1,124
Deferred income taxes	135	(9)
Non-cash interest	64	104
Stock-based compensation	10	208

	(1,562)	1,848

Change in non-cash operating working capital:
Accounts receivable	762	4,456
Inventories	6,540	(8,016)
Prepaid expenses	(365)	(175)
Income taxes recoverable	(17)	(14)
Accounts payable	(5,093)	3,198
Accrued liabilities	(1,439)	433

	(1,174)	1,730

Financing:
Repayment of long-term debt – net	(306)	(1,020)
Principal payment of capital lease obligations	(384)	(176)
Deferred financing costs	(151)	—

	(841)	(1,196)

Investing:
Purchase of property, plant and equipment	(163)	(243)

Increase in cash and cash equivalents	(2,178)	291
Cash and cash equivalents, beginning of period	—	182

Cash and cash equivalents, end of the period	$(2,178)	$473

Supplementary Information:

Reconciliation of EBITDA

	Three months ended
	April 5, 2009	March 30, 2008
Operating earnings (loss)	$(1,997)	$1,437
Add:
Depreciation	717	1,124
Restructuring charges	974	(225)

EBITDA	(306)	2,336